Rigetti Computing, Inc. SC 13D/A

Exhibit E

Rigetti Computing, Inc. Stock Sale Plan for

Chad Rigetti

This Stock Sale Plan (this “Plan”) is entered into this 30th day of August, 2022 (“Adoption Date”) between Chad Rigetti (the “Participant”) and Piper Sandler & Co. (the “Broker”).

Recitals

The Participant desires to establish this Plan to sell shares of common stock (the “Stock”), of Rigetti Computing, Inc. (the “Issuer”).

The Participant desires to engage the Broker to effect sales of shares of the Stock in accordance with this Plan.

The Stock is principally traded on the NASDAQ Capital Market Consolidated Exchange (the “Exchange”).

Agreement

Therefore, the Participant and the Broker hereby agree as follows:

1.       The Broker shall use its best efforts, consistent with ordinary principles of best execution, to effect planned transactions in the Stock (each, a “Planned Transaction”) pursuant to the instructions set forth on Schedule A (the “Instructions”) commencing on the date set forth in the Instructions which is no earlier than the later of (i) the termination of the next quarterly blackout period following the Adoption Date and (ii) 90 days after the Adoption Date; provided that, if a regularly scheduled trading black-out to which the Participant is subject commences within 15 days of the Adoption Date, the first trade shall not occur until after such black-out has ended.

Subject to the Instructions, the Broker shall in its sole discretion choose the time(s) at which Planned Transaction(s) shall occur, whether to effect a Planned Transaction in bulk sales or smaller increments depending on market demand and the price at which any Planned Transaction is effected. All shares shall be traded on a not-held basis. The sale of the Stock pursuant to this Plan shall be executed by the Broker without prior consultation with or notice to the Participant. If any of the Instructions, either read separately or read in conjunction with the rest of this Plan, would result in conflicting, ambiguous or confusing directions, the Participant hereby authorizes the Broker to use its discretion to effect that portion of the Instructions as the Broker so determines.

2.       This Plan shall become effective on the date hereof and shall terminate as described in Schedule A. Notwithstanding the provisions in Schedule A, the Participant may terminate this Plan at any time by providing written notice of termination prior to the requested date of termination.

3.       The Participant understands that if the Broker is not able to effect part or all of a Planned Transaction due to a market disruption or a legal, regulatory, or contractual restriction applicable to the Broker or due to the exercise of any time/price discretion granted to the Broker under this Plan, then such Planned Transaction shall be suspended during such event. The Broker shall effect such Planned Transaction, or part thereof, as promptly as practical after the cessation or termination of such market disruption, applicable restriction, or other event, provided that no such Planned Transaction shall be effected after the termination of this Plan.

4.       The Participant represents and warrants that he or she:

(a)       is not currently aware of any material nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and during the term of the Plan will not, directly or indirectly, communicate any material nonpublic information relating to the stock or the Issuer to any employee of the Broker other than an investment banking employee;

(b)       is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from conducting the Planned Transactions in accordance with this Plan;

(c)       is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1;

(d)        owns free and clear of any liens, claims, encumbrances or other restrictions the shares of Stock to be sold under this Plan subject, in the case of shares of Stock underlying stock options to be exercised pursuant to this Plan, only to the compliance by the Participant with the exercise provisions of such options;

(e)       [check one] is ☒ is not ☐ an affiliate of the Issuer for purposes of SEC Rule 144; and

(f)       is currently able to purchase and sell shares of Stock in accordance with the Issuer’s insider-trading policies and has obtained the approval of the Issuer’s General Counsel (or other appropriate compliance officer) to enter into this Plan at this time which approval is evidenced below by the Issuer’s acknowledgement hereof.

☐	Check this box if the Participant is using funds from a trust for the benefit of the Participant or the Participant’s family members to exercise stock options to acquire the shares of Stock to be sold under this Plan. By checking this box, the Participant represents that he or she has the right under the terms of the stock option to exercise the stock option in such manner.

5.       The Participant shall immediately notify the Broker if the Participant becomes subject to a legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from making Planned Transactions under this Plan, and, in such a case, the Participant and the Broker shall cooperate to amend or otherwise revise this Plan to take account of the restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with SEC Rule 10b5-1(c)).

6.       It is the parties’ intent that this Plan comply with the requirements of SEC Rule 10b5-1(c)(1) and this Plan shall be interpreted to comply with the requirements thereof. Any provision of this Plan that cannot be construed in accordance with Rule 10b5-1(c) shall be void.

7.       SEC Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company until certain conditions are met and, as a result, SEC Rule 144 is not available for resales of any Issuer securities until after March 2, 2023. Prior to March 2, 2023, the shares of Stock to be sold under this Plan are registered for resale by Participant pursuant to a prospectus that forms a part of a registration statement on Form S-1 under the Securities Act (No. 333-263798) (the “S-1 Resale Prospectus”). Unless the offer and sale of the shares of Stock are registered on a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (a) if the Participant is an “affiliate” of the Issuer for purposes of SEC Rule 144, as represented by the Participant above, then the Broker agrees to conduct all Planned Transactions in accordance with the manner-of-sale requirement of Rule 144, and in no event shall the Broker effect any such Planned Transaction if it would exceed the then-applicable volume limitation under Rule 144, assuming that the sales under this Plan are the only sales subject to that limitation, and (b) the Participant agrees not to take, and agrees to cause any person or entity with which he or she would be required to aggregate sales of Stock under Rule 144 not to take, any action that would cause any such sale not to comply with Rule 144. As a courtesy to Participant, Broker shall prepare and, subject to review by Participant’s counsel if requested by the Broker, file one Form 144 at the beginning of each three-month period, commencing with the first sale, covering the estimated number of shares of Stock to be sold pursuant to this Plan during such three-month period. Participant hereby grants Broker a power of attorney to complete and/or file on behalf of Participant any required Forms 144. With respect to shares of Stock, the offer and sale of which are registered on a registration statement under the Securities Act, the Broker agrees to comply with any applicable prospectus delivery requirements related thereto and the Broker further acknowledges that the shares of Stock subject to the Planned Transaction are currently so registered.

8.       The Participant acknowledges that the Issuer may suspend the Planned Transactions at such times and for such periods as may be advisable to ensure compliance with, among other things, applicable securities laws and regulations, rules of the Exchange, or contractual or accounting requirements in connection with acquisitions or dispositions by the Issuer or the Issuer’s purchases or sales of its securities. Any such suspension shall be communicated to the Broker in writing by the Issuer’s General Counsel or other appropriate compliance officer and shall contain an acknowledgment that such suspension is being made in accordance with Rule 10b5-1(c).

9.       The Broker agrees not to use any information about the Planned Transactions in connection with purchases or sales of, or trading in, any securities of the Issuer, or derivative securities thereof, or provide other people with such information or recommend that other people buy or sell securities based upon such information.

10.       The Participant agrees to make, or to assist the Issuer in making, all filings required under Sections 13(d) and 16 of the Securities Exchange Act of 1934 (e.g., Forms 4 and 5) with respect to the Planned Transactions. The Broker shall have no responsibility for any such filings. However, as a courtesy to the Participant, the Broker shall notify the designated individuals of the Issuer of the relevant trade details of any Planned Transaction no later than 24 hours from the date of execution of such Planned Transaction. The Broker will notify the following designated individual(s) by email:

Sarah Sellers

Rupa Briggs

11.       All share numbers and dollar amounts set forth in this Plan shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

12.       The Participant may trade in securities of the Issuer in addition to the Planned Transaction, provided that the Participant complies with the insider-trading policies of the Issuer and applicable regulatory requirements and the Participant does not enter into or alter a corresponding or hedging transaction or position with respect to the Planned Transactions. The Participant agrees to promptly notify the Broker of any transaction in the Stock by the Participant other than a Planned Transaction pursuant to this Plan.

13.       This Plan may be amended only by a writing executed by the Participant and the Broker that is acknowledged by the Issuer. Any such writing shall contain the Participant’s representation that he or she knows of no material nonpublic information regarding the Issuer or any of its securities (including the Stock) as of the date thereof.

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

Chad Rigetti

/s/ Chad Rigetti

By: Chad Rigetti

Piper Sandler & Co.

/s/ Thomas E. Wright

By: Thomas E. Wright

Its:   Managing Director

Acknowledged by:

Rigetti Computing, Inc.

By: /s/ Rick Danis

Its: General Counsel